Exhibit 5.3

Stockholders’ Agreement

between

Rentberry, Inc.

and

all of the Stockholders

of

Rentberry, Inc.

i

Stockholders’ Agreement

Stockholders’ Agreement dated as of January [      ], 2021 (this “Agreement”), among Rentberry, Inc., a Delaware corporation (the “Company”), and the parties executing this Agreement now as Stockholders of the Company or that may execute and join in this Agreement in the future (each, a “Stockholder,” and collectively, the “Stockholders”). The Company and the Stockholders are each sometimes referred to herein as a “party” and collectively as the “parties.”

The parties desire to enter into this Agreement to provide for the continuity of management of the Company, avoid dissension among the Stockholders, prevent the transfer of Shares to third parties who may obstruct the orderly development and management of the Company’ businesses and otherwise to make provision for the future management of the Company in accordance with the particular wishes of the parties.

Accordingly, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1
DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Affiliate” has the meaning ascribed to such term in Rule 405 under the Securities Act.

“business day” means any day other than a Saturday, a Sunday or a day on which banks are authorized or required to close in New York, New York.

“Certificate of Incorporation” means the Certificate of Incorporation, as amended, of the Company.

“Common Stock” means the Company’s common stock, par value $0.0001 per share.

“Company” means Rentberry, Inc., a Delaware corporation.

“encumber” means mortgage, pledge, hypothecate or otherwise encumber, or agree to encumber.

“Founder” means Oleksiy Lyubynskyy.

For purposes of this Agreement, when determining the number of outstanding Shares on a “fully-diluted basis,” only Shares that are issued and outstanding or that may be purchased within 60 days of applicable date of determination upon the exercise of outstanding options, warrants and similar derivative securities shall be included in such determination.

“legal representative” means the executor, administrator, committee or other personal representative of a Stockholder after his death or incompetence.

“party” and “parties” has the meaning set forth in the preamble to this Agreement.

“person” means any individual, estate, legal representative, trust, partnership, association, organization, firm, company or corporation, joint venture, any other business entity unincorporated or incorporated, the United States or any state or territory thereof or any public officer, agency, board or instrumentality.

A “Sale of the Company” shall mean either any transaction or series of related transactions in which a person, or a group of related persons, acquires from Stockholders Shares representing more than fifty percent (50%) of the outstanding voting power of the Company, whether through a stock purchase, merger, recapitalization or otherwise (a “Stock Sale”) or (b) a sale of all or substantially all of the assets of the Company.

“Secured Party” has the meaning ascribed to such term in Section 2.2.

“Securities Act” means the US Securities Act of 1933, as amended.

“Stockholder” has the meaning set forth in the preamble to this Agreement.

“Shares” means all or any of the shares of the capital stock of the Company (or of any other corporation into or with which the Company may be merged or consolidated, if immediately following such transaction all of the capital stock of the surviving or resulting corporation is held by persons who were Stockholders of the Company immediately preceding such transaction) now owned or hereafter acquired by any of the Stockholders of the Company. Any reference to Shares or to any number of Shares shall be adjusted upward or downward to reflect, with respect to the Company, any pro rata increase or decrease in the outstanding Shares of the Company by reason of any dividend in Shares, split-up of Shares, redemption of Shares, combination of Shares into a lesser number of Shares, recapitalization, reclassification, exchange pursuant to a merger or consolidation or similar event (if immediately following such transaction all of the capital stock of the surviving or resulting corporation is held by persons who were Stockholders of the Company immediately preceding such transaction).

“transfer” means sell, assign, pledge, hypothecate, convey, donate, bequeath, transfer or otherwise dispose of, or agree to do any of the foregoing.

Section 2
SECURITIES ACT COMPLIANCE

2.1. Securities Act Compliance. Anything in this Agreement to the contrary notwithstanding, no transfer of Shares shall be made unless such transfer is in compliance with the securities laws of the United States, any state or other applicable jurisdiction including, without limitation, the Securities Act.

Section 3
DRAG-ALONG RIGHT

3.1. Drag-Along Right.

(a) Notice of Drag-Along Transaction. In the event that the Board of Directors of the Company (the “Board”) (x) receives a bona fide written offer to engage in and effect a Sale of the Company, in one transaction or a series of related transactions, and the Board of Directors desires to accept such offer or (y) otherwise approve a Sale of the Company, or a liquidation or winding down of the Company, in one transaction or a series of related transactions, upon such terms and conditions as agreed to with the Board of Directors, as the case may be, specifying that this Section 3.1 shall apply to such transaction (such transaction, the “Drag Along Transaction”), then, subject to satisfaction of each of the conditions set forth in Section 3.1(c), the Board shall give written notice of such proposed Drag-Along Transaction to the Stockholders at least 20 days prior to the consummation of such Sale of the Company setting forth (A) number of Shares to be acquired, if applicable, in the Drag-Along Transaction, (B) the consideration per Share, if applicable, to be received by the Stockholders in the Drag-Along Transaction (the “Drag-Along Price”), (C) the identity of the purchaser, if applicable, providing the consideration for such Drag-Along Transaction, (D) any other material items and conditions of the Drag-Along Transaction, and (E) the anticipated closing date, if applicable, of the Drag-Along Transaction (such written notice is referred to herein as the “Drag-Along Notice”).

(b) Required Participation. Upon delivery of a Drag-Along Notice, the Stockholders shall thereupon be required to (i) sell their respective Shares of the Company for the Drag-Along Price, in the event of a Sale of the Company and (ii) otherwise participate in the Drag-Along Transaction upon the same terms and conditions as the Stockholders, at the Closing referred to in Section 3.2 (if applicable). In connection therewith, each Stockholder and the Company hereby further agree:

(i) if such transaction requires Stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment or restatement to the Company’s Certificate of Incorporation, By-laws or any other document or agreement to which the Company is a party or by which it is bound) required to implement such Sale of the Company), or liquidation or winding-down of the Company, and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company, or liquidation or winding down of the Company;

(ii) if such transaction is a Stock Sale, to sell their shares of capital stock of the Company to the person to whom Board propose such Shares to be sold, and, except as permitted in Section 3.1(b), on the same terms and conditions as those approved by the Board;

(iii) to execute and deliver all related documentation and take such other action in support of the Sale of the Company, or liquidation or winding down of the Company, as shall reasonably be requested by the Board in order to carry out the terms and provision of this Section 3.1, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, any associated indemnity agreement, or escrow agreement, power or attorney, any associated voting, support, or joinder agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(iv) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or any of its Affiliates in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Sale of the Company;

(v) to refrain from (i) exercising any dissenters' rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company , or (ii); asserting any claim or commencing any suit (x) challenging the Sale of the Company, any liquidation or winding down of the Company or this Agreement, or (y) alleging a breach of any fiduciary duty of the Selling Investors or any affiliate or associate thereof (including, without limitation, aiding and abetting breach of fiduciary duty) in connection with the evaluation, negotiation or entry into the Sale of the Company, the consummation of the transactions contemplated thereby or the winding down or liquidation of the Company;

(vi) if the consideration to be paid in exchange for the Shares pursuant to this Section 3.1 includes any securities and due to the receipt thereof any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may (but shall not be obligated to) cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(vii) in the event that, in connection with such Sale of the Company, a Stockholder representative (the “Stockholder Representative”) is appointed with respect to matters affecting the Stockholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Stockholder's pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative's services and duties in connection with such Sale of the Company and its related service as the representative of the Stockholders, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any Stockholder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative, within the scope of the Stockholder Representative's authority, in connection with its service as the Stockholder Representative, absent fraud, bad faith or willful misconduct.

(c) Conditions. Notwithstanding anything to the contrary set forth herein, a Stockholder will not be required to comply with Section 3.1(a) above in connection with any proposed Sale of the Company (the “Proposed Sale”), unless:

(i) any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including, but not limited to, representations and warranties that (i) the Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable (subject to customary limitations) against the Stockholder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into by the Stockholder in connection with the transaction, nor the performance of the Stockholder's obligations thereunder, will cause a breach or violation of the terms of any agreement to which the Stockholder is a party, or any law or judgment, order or decree of any court or governmental agency that applies to the Stockholder;

(ii) such Stockholder is not required to agree (unless such Stockholder is a Company officer or employee of the Company) to any restrictive covenant in connection with the Proposed Sale (including without limitation any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Proposed Sale);

(iii) such Stockholder is not liable for the breach of any representation, warranty or covenant made by any other person in connection with the Proposed Sale, other than the Company; and

(iv) liability shall be limited to such Stockholder's applicable share (determined based on the respective proceeds payable to each Stockholder in connection with such Proposed Sale) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder.

3.2. Closing. The closing of any of the transactions contemplated by this Section 4 shall take place at the offices of Pepper Hamilton LLP (“Pepper Hamilton”), legal counsel to the Company, as soon as practicable.

Section 4
VOTING

4.1. Founder’s Vote. The following actions of the Company shall require the approval of the Founder:

(a) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(b) the incurrence or the guarantee of indebtedness by the Company in excess of $5 million, except financing of receivables in the ordinary course of business;

(c) the merger, consolidation or dissolution of the Company other than a merger in which the Company is the surviving corporation;

(d) any material recapitalization, restatement of assets, reduction of capital or other material change in the capitalization of the Company;

(e) any issuance or agreement to issue any capital stock of the Company or any option or warrant for, any security convertible into, any capital stock of the Company other than pursuant to employee benefit plans approved by the Board of Directors of the Company;

(f) the filing of any registration statement under the Securities Act of 1933, as amended, with respect to a public offering of the Company’s securities; or

(g) the amendment of the Certificate of Incorporation or Bylaws (or similar charter or organizational documents) of the Company.

4.2. Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to effect, at the request of the Founder, an increase the number of authorized shares of Common Stock from time to time to ensure that (i) there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time and (ii) a sufficient number of shares remain authorized for issuance pursuant to equity financing activities undertaken by the Company from time to time at the request of the Founder.

4.3. Proxy

(a) Each Stockholder hereby appoints the Chief Executive Officer of the Company (the “CEO”), or his or her successor, as such Stockholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to, consistent with this instrument and on behalf of such Stockholder, (i) vote all Shares held of record by such Stockholder (including any shares of the Company’s capital stock that such Stockholder may acquire in the future), (ii) give and receive notices and communications, (iii) execute any written consent, instrument or document that the CEO determines is necessary or appropriate at the CEO’s complete discretion, and (iv) take all actions necessary or appropriate in the judgment of the CEO for the accomplishment of the foregoing. The proxy and power granted by such Stockholder pursuant to this Section are coupled with an interest. Such proxy and power will be irrevocable. The proxy and power, so long as such Stockholder is an individual, will survive the death, incompetency and disability of such Stockholder and, so long as such Stockholder is an entity, will survive the merger or reorganization of such Stockholder or any other entity holding the Shares. However, the Proxy will terminate upon the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock, the effectiveness of a registration statement under the Securities Exchange Act covering the Common Stock, or five (5) years from the date of execution of this Agreement. The CEO is an intended third-party beneficiary of this Section 4.3 and has the right, power and authority to enforce the provisions hereof as though he or she was a party hereto.

(b) Other than with respect to the gross negligence or willful misconduct of the CEO, in his or her capacity as such Stockholder’s true and lawful proxy and attorney pursuant to this Section 4.3 (collectively, the “Proxy”), the Proxy will not be liable for any act done or omitted in his, her or its capacity as representative of such Stockholder pursuant to this instrument while acting in good faith, and any act done or omitted pursuant to the written advice of outside counsel will be conclusive evidence of such good faith. The Proxy has no duties or responsibilities except those expressly set forth in this instrument, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of such Stockholder otherwise exist against the Proxy. Such Stockholder shall indemnify, defend and hold harmless the Proxy from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Proxy Losses”) arising out of or in connection with any act done or omitted in the Proxy’s capacity as representative of such Stockholder pursuant to this instrument, in each case as such Proxy Losses are suffered or incurred; provided, that in the event that any such Proxy Losses are finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Proxy, the Company shall reimburse such Stockholder the amount of such indemnified Proxy Losses to the extent attributable to such gross negligence or willful misconduct (provided that the Proxy’s aggregate liability hereunder shall in no event exceed the price that such Stockholder paid to acquire his, her or its Shares). In no event will the Proxy be required to advance his, her or its own funds on behalf of such Stockholder or otherwise. Such Stockholder acknowledges and agrees that the foregoing indemnities will survive the resignation or removal of the Proxy or the termination of this instrument.

(c) (c) A decision, act, consent or instruction of the Proxy constitutes a decision of such Stockholder and is final, binding and conclusive upon such Stockholder. The Company, shareholders of the Company and any other third party may rely upon any decision, act, consent or instruction of the Proxy as being the decision, act, consent or instruction of such Stockholder. The Company, shareholders of the Company and any other third party are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Proxy.

(d) (d) Such Stockholder hereby agrees to take any and all actions determined by the Company’s board of directors in good faith to be advisable to reorganize this instrument and any Shares held by such Stockholder into a special-purpose vehicle or other entity designed to aggregate the interests of holders of Shares.

(e) (e) If any provision of this Proxy or any part of any this Section 4.3 is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

Section 5

ELECTION OF DIRECTORS

5.1. Size of Board. The Board currently consists of three (3) directors. The Stockholders acknowledge and agree that the Board may increase the size of the Board to four (4) directors. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall not exceed four (4) directors.

5.2. Board Composition. For so long as the Founder, together with his Affiliates, owns an aggregate of 20% of the issued and outstanding Shares on a fully-diluted basis, each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, in favor of the individuals that are designated from time to time by the Founder (the “Founder Designees”), including any replacement directors upon the termination of service of any member of the Board for any reason whatsoever.

5.3. Failure to Designate a Board Member. In the absence of any designation from the Founder, the director previously designated by the Founder and then serving on the Board shall be reelected if still eligible and willing to serve as provided herein and otherwise, such Board seat shall remain vacant.

5.4. Removal of Board Members. If at any time any Stockholder proposes to remove any director designated in accordance with Section 5.2, each Stockholder agrees to vote all of the Shares held by such Stockholder of the Company for such removal only if removal has been approved by the person or group whose designee has been proposed to be so removed.

5.5. Vacancies. During the term of this Agreement, should a vacancy in the Board of Directors of the Company be caused by death, resignation, or removal or otherwise of a director designated by the Founder in accordance with Section 5.2, each Stockholder agrees to vote all Shares owned by such Stockholder, and each Stockholder who is then a director of the Company agrees, to vote as director, to appoint a nominee designated by the Founder.

5.6. Written Consent. Notwithstanding any reference herein to votes cast at a meeting of the Stockholders, nominees for election as directors may be designated by the Stockholders acting by written consent without a meeting and directors may be elected by the Stockholders acting by written consent without a meeting to the extent permitted by law and by the Certificate of Incorporation and the By-laws (or similar charter or organizational documents) of the Company; provided that nothing in this Section 5.6 shall authorize the designation, election or removal of directors other than in accordance with the requirements set forth in this Agreement.

5.7. No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

5.8. No Bad Actor” Designee. The Founder hereby represents and warrants to the Company that, to such Person’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) under the Securities Act (each, a “Disqualification Event”), is applicable to the Founder’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee.” Each Person with the right to designate or participate in the designation of a director as specified above hereby covenants and agrees (A) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee and (B) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

Section 6
REPRESENTATIONS AND WARRANTIES

Each Stockholder, severally but not jointly, hereby represents, warrants and acknowledges as follows:

6.1. Securities Matters. Such Stockholder acknowledges and agrees that (i) the Shares are not registered under the Securities Act; (ii) such Stockholder will have no right to require such registration and must bear the economic risks of his, her or its investment for an indefinite period of time; and (iii) there is not now and there may never by any public market for the Shares and such Stockholder cannot now and may never be able to avail himself of the benefits of Rule 144 adopted by the Securities and Exchange Commission with respect to the resale of the Shares.

Section 7
MISCELLANEOUS

7.1. Action Requiring Stockholder Approval. Except as specifically provided in this Agreement, any action requiring a vote of a majority of Stockholders of the Company shall be deemed to require the approval of more than 50% of the then-issued and outstanding Shares of the Company.

7.2. Arms-Length Transactions. All transactions between the Company and the Stockholders of the Company and their respective partners, family relatives or entities in which such persons have an ownership interest shall be on terms and conditions no less favorable to the Company than the Company could obtain in a transaction with an unaffiliated third party.

7.3. Obligations of Purchasers are Several. Except as may otherwise be specifically provided in this Agreement, the liability of Stockholders who purchase Shares hereunder shall be several. Each Stockholder who purchases Shares shall have no liability or responsibility for the performance of the obligations of any other Stockholder who may be purchasing Shares at the same time or otherwise in connection with the same transaction.

7.4. Specific Performance. Each of the parties acknowledge that it will be impossible to measure in money the damage to the Company, the Stockholders or to any of them, if he or his transferee or his legal representative fails to comply with any of the restrictions or obligations imposed by this Agreement, that every such restriction and obligation is material, and that in the event of any such failure, the Company or other Stockholders of the Company or any of them will not have an adequate remedy at law or in damages. Therefore, each party consents to the issuance of an injunction or the enforcement of other equitable remedies against him or it at the suit of an aggrieved party without bond or other security, to compel performance of all of the terms hereof, and waives any defenses thereto, including, without limitation, the defenses of (i) failure of consideration, (ii) breach of any other provision of this Agreement and (iii) availability of relief in damages.

7.5. Notices. All notices required or permitted under this Agreement (collectively “Notices”) shall be given in writing either in person or by registered or certified mail, postage prepaid, and addressed or delivered, if to the Company, at its principal executive office to the attention of Oleksiy Lyubynskyy, Chief Executive Officer, and if to any Stockholder, to such Stockholder’s address. Copies of all Notices sent hereunder to the Company or any of the Stockholders shall be sent, in like fashion, to the Company’s legal counsel, as follows:

Troutman Pepper Hamilton Sanders LLP

3000 Two Logan Square

18th and Arch Street

Philadelphia, PA 19103

Attn: Christopher Hagenbuch, Esq.

All Notices hereunder that are mailed shall be deemed to have been given or delivered on the date of mailing or if given personally, on the date of receipt. Each Stockholder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address or the facsimile number set forth below such Stockholder’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted Electronic Notice shall be ineffective and deemed to not have been given. Each Stockholder agrees to promptly notify the Company of any change in its electronic mail address, and that failure to do so shall not affect the foregoing.

7.6. Termination. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (i) the consummation of the Company’s first underwritten public offering of its Common Stock (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a transaction effected pursuant to Rule 145 of the Securities Act), (ii) the consummation of a Sale of the Company and distribution of proceeds to or escrow for the benefit of the Stockholders; or (iii) the written consent of the Founder and the holders of a majority of the issued and outstanding Shares of the Company.

7.7. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. References to sections or subsections within this Agreement shall be deemed to be references to the sections of this Agreement, unless otherwise specifically stated herein.

7.8. Entire Agreement; Amendments and Waivers. This Agreement supersedes all prior agreements among the parties with respect to the subject matter hereof. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof except where expressly otherwise stated herein. This Agreement may not be amended, supplemented or discharged, and no provision hereof may be modified or waived, except expressly by an instrument in writing signed by (i) the holders of a majority of the issued and outstanding Shares of the Company and (ii) the Founder. No waiver of any provision hereof by any party shall be deemed a waiver by any other party nor shall any such waiver by any party be deemed a continuing waiver of any matter by such party. No amendment, modification, supplement, discharge or wavier hereof or hereunder shall require the consent of any person not a party to this Agreement.

7.9. Governing Law; Submission to Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any conflict of law rule or principle that would give effect to the laws of another jurisdiction. Each of the parties (a) hereby irrevocably and unconditionally submits to the jurisdiction of the U.S. federal and state courts in the State of Delaware (“Delaware Courts”) in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (b) agrees not to commence any suit, action or other proceeding arising out of or based upon this Agreement other than in Delaware Courts, and (c) hereby waives any objection, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of Delaware Courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such Delaware Courts.

7.10. Irrevocable Proxy and Power of Attorney. Each holder of shares of the Common Stock of the Company hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the Founder, with full power of substitution, with respect to the matters set forth herein, and hereby authorizes the Founder to represent and vote, if and only if the party (i) fails to vote, or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of this Agreement, or to take any action reasonably necessary to effect this Agreement. The power of attorney granted hereunder shall authorize the Founder to execute and deliver the documentation referred to in this Agreement on behalf of any party failing to do so within five (5) business days of a request by the Company. Each of the proxy and power of attorney granted pursuant to this Section 7.10 is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 7.6 hereof. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 7.6 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

7.11. Binding Effect; Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and each Stockholder and its and his respective heirs, successors, assigns, distributes and legal representatives, and by their signatures hereto, the Company and each Stockholder intends to and does hereby become bound. None of the parties may assign any of its rights or obligations under this Agreement without the consent of the other party; provided that the Company and the Founder may assign any of its rights or obligations under this Agreement to any of its respective Affiliates. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person other than the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or in or in respect of this Agreement or any provision herein contained, except as expressly provided in this Agreement.

7.12. Further Actions. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to carry out the intent of the parties hereunder.

7.13. Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

7.14. Costs of Enforcement. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s reasonable costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom; provided that this provision shall not limit any other remedy available to such party pursuant to this Agreement or otherwise.

7.15. WAIVER OF JURY TRIAL. Each of the parties hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

7.16. Severability. The invalidity or unenforceability of any provision of this Agreement will in no way affect the validity or enforceability of any other provision.

7.17. Construction. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The information contained in this Agreement and in the Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract).

7.18. Delays or Omissions; Remedies Cumulative. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, are cumulative and not alternative.

7.19. Aggregation of Stock. All Shares held or acquired by a Stockholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

7.20. Spousal Consent. If any individual Stockholder is married on the date of this Agreement, such Stockholder's spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit A hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Stockholder's Shares that do not otherwise exist by operation of law or the agreement of the parties. If any individual Stockholder should marry or remarry subsequent to the date of this Agreement, such Stockholder shall within thirty (30) days thereafter obtain his/her new spouse's acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

7.21. Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognition of such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering a copy of this Agreement. Upon the execution and delivery of a copy of this Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be a Stockholder. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 7.21.

7.22. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.23. Variation in Terms. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the person or persons or entity or entities may require. Each defined term herein may be used in either its singular or plural form whether or not so defined.

7.24. Headings. All Section headings herein and in the table of contents hereto are for convenience of reference only and are not part of this Agreement, and no construction or inference shall be derived therefrom.

7.25. Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any of the Delaware Courts, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

In Witness Whereof, the parties hereto have executed and delivered this Agreement as of the date first above written.

Rentberry, Inc.

By:
Name:
Title:

Stockholders:

Name:

Name:

Name:

Name:

Name:

Name: